EXHIBIT 99.1
TRUE RELIGION APPAREL, INC. APPROVED FOR LISTING ON NASDAQ NATIONAL MARKET
Los Angeles, California — August 17, 2005 — True Religion Apparel Inc. (OTCBB: TRLG) today announced that the Company’s common stock is approved for listing on the Nasdaq National Market (NNM). The trading symbol for the common stock will be “TRLG” which is the same symbol under which the company’s stock currently trades on the over-the-counter market. True Religion’s common stock will begin trading at the opening of the market on August 18, 2005.
Jeff Lubell, President and CEO said, “We are extremely pleased that our listing application has been approved. A NASDAQ National Market listing is a significant milestone for our company and underscores our commitment to enhance shareholder values for existing and potential investors. This is a major accomplishment for our business and would not have been possible without the hard work and dedication of the entire True Religion team.”
Charles Lesser, Chief Financial Officer added, “Trading on NASDAQ should help True Religion expand our shareholder base and increase the liquidity of the stock, further enhancing the long-term value of the Company.”
About True Religion Apparel Inc.
True Religion Apparel, Inc., through its wholly owned subsidiary Guru Denim, Inc. manufactures, markets, distributes and sells “True Religion Brand Jeans” in the United States, Canada, the United Kingdom, Europe, Mexico and Japan. True Religion Brand Jeans can be found in the United States at Neiman Marcus, Saks Fifth Avenue, Ron Herman, Henri Bendel, Bloomingdales, Nordstrom, Barneys and greater than 500 fashion boutique clothing stores throughout the United States and Canada. True Religion Brand Jeans can also be found at fine stores in Japan, including Isetan and Barneys Japan; in England, including Selfridges, Harrod’s and Harvey Nichols; in France including Galleries Lafayette. For more information, please go to the website at www.truereligionbrandjeans.com.
Statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

Contact:
Investor Relations:
Bill Zima, 203-682-8200
or
True Religion Apparel Inc.
Charles Lesser, 323-266-3072